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                                  EXHIBIT 99.7


Entrada Networks Receives NASDAQ Panel's Decision

IRVINE, California - (BUSINESS WIRE) - October 24, 2002 -- Entrada Networks, Inc.'s (Nasdaq-SCM: ESAN) common stock will continue to be listed, temporarily, on the Nasdaq SmallCap Market via an exception from the minimum bid price requirement of $1.00 under Nasdaq Marketplace Rule 4310(c)*, pursuant the following: (i) while Entrada failed to meet this requirement as of August 13, 2002, the Company was granted a temporary exception from this standard subject to Entrada meeting certain conditions, including making, on or before November 4, 2002, a public filing with the SEC and with Nasdaq seeking shareholder approval to effect a reverse stock split at a ratio sufficient to satisfy the minimum bid price requirement of $1.00 under Nasdaq Marketplace Rule 4310(c), and (ii) on or before December 31, 2002, demonstrating a closing bid price of at least $1.00 per share and, immediately thereafter, maintain a closing bid price of at least $1.00 per share for a minimum of 10 consecutive trading days.

          In order to fully comply with the terms of this exception, Entrada must also be able to demonstrate compliance with all requirements for continued listing on The Nasdaq SmallCap Market. This temporary exception will expire on December 31, 2002. In the event the Company is deemed to have not met the terms of this temporary exception, its securities will be delisted from The Nasdaq SmallCap Market.

         Entrada has previously disclosed that it signed a definitive Agreement and Plan of Merger to acquire Savant Consulting Group, Inc., a New Jersey-based provider of outsourced information technology services, the consummation of which is subject to the approval of the shareholders of Entrada. The Nasdaq Listing Qualifications Panel has stated that it believes that the proposed acquisition of Savant will constitute a reverse merger, which would require the post-merger entity to satisfy all requirements for initial inclusion upon consummation of the merger. Entrada intends to proceed with the acquisition of Savant, and awaits a determination by the Nasdaq Listing Qualifications Panel as to whether the terms of the temporary exception would be altered, modified or terminated. Entrada believes that such exception will not be lifted since the initial inclusion would mean Entrada to meet a minimum bid price of $4.00 per share, which is highly unlikely given its securities trading history, and therefore, the Entrada securities have a very high probability of being delisted.

         If at some future date Entrada's securities should cease to be listed on The Nasdaq SmallCap Market, they may continue to be listed on the OTC-Bulletin Board. For the duration of the exception, Entrada's Nasdaq symbol will be ESANC.

         * Nasdaq Marketplace Rule 4310(c) requires that for continued inclusion a Small Cap issuer shall have a minimum of $2,000,000 in net tangible assets, $2,500,000 in shareholders' equity, a $35,000,000 market value of listed securities, or $500,000 in net income from operations (in the last fiscal year or in two of the last three years); a $1.00


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bid price; 500,000 publicly held shares; a market value of publicly held shares of at least $1,000,000; two market makers; and 300 round lot shareholders.

About Entrada Networks
----------------------

Entrada Networks currently has three wholly owned subsidiaries that focus on developing and marketing products in the storage networking and network connectivity industries. Rixon Networks manufactures and sells a line of fast and gigabit Ethernet adapter cards that are purchased by large networking original equipment manufacturers as original equipment for servers, and other computer and telecommunications products. Rixon's focus is on two- and four-port cards and drivers for highly specialized applications. Sync Research manufactures and services frame relay products for some of the major financial institutions in the U.S and abroad. The Torrey Pines subsidiary specializes in the design & development of SAN transport switching products. Entrada Networks is headquartered in Irvine, CA. www.entradanetworks.com.

Safe Harbor
-----------

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including but not limited to the following factors: 1) the ability of the Company to generate the cash flow from operations, or raise additional capital necessary to finance its ongoing businesses; 2) the ability of the Company to develop or acquire new profitable lines of business and to attract and retain management to lead this effort; 3) the continuing market acceptance of the legacy products which account for all of the Company's current revenues; 4) the ability of the Company to generate revenues from its research and development efforts in the SAN space; 5) the much greater financial and other resources of Entrada Networks' many well-entrenched competitors; 6) the adoption of technology standards different from those under which Entrada is prepared to deliver products; 7) the successful completion of the merger described in the 8-k filed August 19, 2002 and assimilation of Savant Consulting Group into Entrada Networks; 8) changes in the market for outsourced IT Services, which could have an adverse effect on the financial performance of Savant Consulting Group; 9) the delisting of Entrada's securities from Nasdaq SmallCap Market could have adverse impact on its financial condition including the Company's ability to raise external capital; and 10) such other factors as are set forth in Entrada's annual report on Form 10-K, filed May 1, 2002, and in the reports previously filed by Entrada's former Parent, Sorrento Networks Corporation or Sync Research with the U.S. Securities and Exchange Commission, including but not limited to the Reports of Sync Research, Inc., filed in connection with its merger with Entrada on Form S-4 and S-4/A.



                                                     Contact Information:
                                                     --------------------
                                                     James G. Loofbourrow
                                                         Entrada Networks
                                                           (949) 588-2070
                                              jloofbourrow@entradanet.com




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